Exhibit 99.1

Barnes Group Inc. 123 Main Street Bristol, CT 06011 Tel: 860.583.7070

NEWS RELEASE

BARNES GROUP INC. REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

▪	Quarterly net sales rise 8% to a record $388.6 million
▪	Net income increases 21% to a record $33.4 million
▪	First quarter diluted EPS increases 20% to $0.60
▪	2008 full-year guidance raised to $2.30 to $2.39 per diluted share

Bristol, Connecticut, May 2, 2008 --- Barnes Group Inc. (NYSE: B), a leading aerospace and industrial components manufacturer and distributor, today reported first quarter 2008 net income growth of 21 percent to $33.4 million, or $0.60 per diluted share, compared to the prior year first quarter.  The increase in net income reflects 8 percent revenue growth driven primarily by strong demand in the international industrial and aerospace manufacturing and aftermarket businesses.  Operating income improved 16 percent over the prior year first quarter and operating margin increased 0.8 percentage points to 12.8 percent.  First quarter improvements were driven primarily by record operating profit in Barnes Aerospace, continued strength in Barnes Industrial, and improved contributions from Barnes Distribution due to the positive impact of organizational and operational initiatives.

“Companies that have embraced globalization, like Barnes Group, are well positioned for success through these uncertain economic times,” said Gregory F. Milzcik, President and Chief Executive Officer, Barnes Group Inc.  “Our record first quarter results demonstrate the success we are achieving in executing our strategies.  We will continue to make progress in delivering on our growth strategies and remain diligent in taking the necessary and deliberate steps for achieving consistent, sustainable, and predictable results,” continued Milzcik.

“Once again Barnes Group’s operations provided solid overall financial performance,” said William C. Denninger, Senior Vice President, Finance and Chief Financial Officer, Barnes Group Inc.  “We believe we are well positioned in this business environment, given our international reach in the aerospace and industrial markets as well as our ongoing transformation of Barnes Distribution.  As a result, we expect to continue to realize sales and earnings growth while prudently investing in our future.  The Company’s targeted earnings for full year 2008, based on current market conditions, have increased to $2.30 to $2.39 per diluted share from $2.20 to $2.30 per diluted share, reflecting an anticipated increase over 2007 reported results of 31 percent to 36 percent,” continued Denninger.

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(millions; except	Three months ended March 31,
per share data)	2008	2007	Change
Net Sales	$388.6	$360.7	$27.9	7.7%
Operating Income	$49.9	$43.2	$6.7	15.6%
Operating Margin	12.8%	12.0%	-	0.8	pts.
Net Income	$33.4	$27.7	$5.7	20.9%
Net Income Margin	8.6%	7.7%	-	0.9	pts.

Net Income Per Diluted Share	$0.60	$0.50	$0.10	20.0%

On February 19, 2008, the Company sold the net assets of Spectrum Plastics Molding Resources, Inc., a business of Barnes Industrial, for approximately $6.4 million.  The transaction loss of $1.2 million, or $0.8 million after-tax ($0.01 per diluted earnings per share), was recorded in the first quarter of 2008.  Spectrum Plastics sales in 2007 were approximately $13.0 million.

As previously reported, Barnes Group realigned its reportable business segments during 2007 by transferring the stock spring catalog and custom solutions business from Barnes Distribution to Barnes Industrial, whose Engineered Springs business manufactures many of the spring products sold by this business.  Segment information has been adjusted on a retrospective basis to reflect this change.

Barnes Aerospace

	Three months ended March 31,
(millions)	2008	2007	Change
Sales	$112.3	$91.2	$21.1	23.2%
Operating profit	$22.3	$16.8	$5.5	32.5%
Operating margin	19.9%	18.5%	-	1.4	pts.

Through the first quarter of 2008, Barnes Aerospace continued to achieve sales and operating profit success.  Barnes Aerospace generated sales of $112.3 million in the first quarter of 2008, an increase of 23 percent over the first quarter of 2007.  The first quarter 2008 sales increase reflects growth of 26 percent in aftermarket sales.  Contributing to aftermarket sales growth was the positive impact of additional Revenue Sharing Programs (RSPs) since the first quarter of 2007, strong industry fundamentals, and continued benefits from long-term maintenance and repair contracts.

Manufacturing sales increased 22 percent for the quarter on the strength of the sales order backlog.  The total order backlog at Barnes Aerospace at the end of the first quarter of 2008 was $465.6 million, down slightly from a record $472.6 million at December 31, 2007.  This total includes adjustments for delays in Boeing’s 787 airplane delivery schedule as well as raw material horizon changes.  Approximately 61 percent of the backlog at March 31, 2008 is expected to be shipped within the next 12 months.  Barnes Aerospace is focused on meeting increased sales volume in its manufacturing and aftermarket businesses by adding capacity in Singapore, Ogden, Utah, West Chester, Ohio and through rigorous lean enterprise activities.  Costs related to the new Ogden, Utah facility are estimated at approximately $2.0 million for full year 2008, with approximately $0.2 million incurred in the first quarter of 2008.  This new state-of-the-art manufacturing facility will enable Barnes Aerospace to take advantage of the growth opportunities for a wide range of aircraft engine and airframe applications, particularly the GEnx and Trent 1000 engines.

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Barnes Aerospace’s first quarter 2008 operating profit was a record $22.3 million, an increase of 33 percent from the 2007 period.  Barnes Aerospace has generated quarter-over-quarter growth in operating profit for 17 consecutive quarters.  Operating profit for the first quarter of 2008 was positively impacted by profit contribution from aftermarket RSPs as well as a sales volume increase in the manufacturing business, and operational improvements.  This was partially offset by increased expenditures in its maintenance, repair, and overhaul (MRO) business to increase production capacity for current and expected future demand.

	Three months ended March 31,
(millions)	2008	2007	Change
Sales	$141.0	$139.8	$1.2	0.9%
Operating profit	$7.0	$6.2	$0.8	11.8%
Operating margin	4.9%	4.5%	-	0.4	pts.

Barnes Distribution

Barnes Distribution’s 2007 Project Catalyst organizational and operational initiatives have begun to generate improvement during the first quarter of 2008.   The goals of Project Catalyst are to accelerate the efficiency and effectiveness of customer service by leveraging Barnes Distribution’s expertise with the vendor-managed inventory (VMI) model, and focus the business on growing profitable organic sales and achieving improved operating margins.  To that end, we believe we have established a firm foundation for consistent, sustainable, and predictable results.

Barnes Distribution achieved sales of $141.0 million in the first quarter of 2008, an increase of approximately 1 percent over the first quarter of 2007.  Barnes Distribution’s organic sales decreased $5.1 million, or approximately 4 percent.  The lower organic sales were due to softness in certain markets in North America, primarily the transportation-related and certain manufacturing segments, and sales force disruption in the United States and the United Kingdom.  A decrease in the number of U.S. sales personnel was anticipated as a result of various Project Catalyst initiatives.  Sales in Europe and Canada, as reported in U.S. dollars, were favorably impacted by the strength of the local currencies, increasing sales by approximately $6.3 million in the first quarter of 2008.

Barnes Distribution’s operating profit for the first quarter of 2008 increased approximately 12 percent to $7.0 million and resulted in an operating margin improvement of 0.4 percentage points to 4.9 percent.  This improvement is attributable to the favorable impact of Project Catalyst initiatives in North America.  These initiatives are improving value pricing and sales productivity, and contributed to a net reduction in distribution costs.  The positive impact on operating profit in North America was partially offset by the profit impact of lower organic sales and lower profit levels in Europe.

Barnes Distribution’s North American business made substantial year-over-year progress, and achieved the highest quarterly margin since 1998.  Improvements have been made through a rigorous attention to servicing customers, sales of globally sourced items over higher cost domestic product, and the market segmentation strategy.  Activities in North America are focused on executing the fundamentals and fully effecting the market segmentation strategy.  Driving the business forward and taking advantage of the momentum realized in the first quarter are imperatives for success during the remainder of 2008.

Barnes Distribution’s overall results, while positive, underperformed expectations as the European business did not realize the necessary operational improvement during the first quarter.  A number of

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steps were undertaken to stabilize and begin to advance the business in Europe.  First, a new leader with international experience has established a new European management team with increased focus on profits and operational inefficiencies.  Second, lean enterprise experts have been deployed to accelerate the improvement.  With the global sourcing processes and procedures firmly established for the North American operations, the European business will now have the opportunity to leverage the full complement of global sourcing activities.

Improved profit levels in the first quarter and our continuing commitment to superior customer service warrant our confidence that we can realize improvement throughout the year.  However, with slowing economic growth anticipated for the United States and disruption in our European business, the expectation for Barnes Distribution’s full-year operating margin is now in the 6 percent to 8 percent range.

Barnes Industrial

	Three months ended March 31,
(millions)	2008	2007	Change
Sales	$135.6	$129.9	$5.7	4.3%
Operating profit	$20.6	$20.1	$0.5	2.5%
Operating margin	15.2%	15.5%	-	(0.3)	pts.

Barnes Industrial continues to provide improved, consistent and sustainable results.  The strength of Barnes Industrial’s global diversification strategy positively impacted results for the first quarter of 2008, including both strong sales and orders growth.  Investments and activities throughout the quarter and the rest of the year are focused on profitable sales growth, productivity and process improvements, and positioning Barnes Industrial’s diverse businesses for long-term success.

Sales at Barnes Industrial for the first quarter of 2008 were $135.6 million, an increase of approximately 4 percent over the first quarter of 2007.  Sales, primarily in Europe, as reported in U.S. dollars, were favorably impacted by the strength of local currencies, increasing sales by approximately $8.8 million.  The sale of Spectrum Plastics resulted in a reduction in sales of approximately $2.4 million as compared to the 2007 period.

The general global industrial end markets, including tool-and-die and energy, continued to perform well during the quarter.  On a regional basis, European and Asian businesses generated strong revenue growth as the economies remained healthy during the first quarter.  Conversely, North American-centric businesses continued to face organic growth challenges, particularly in the transportation and consumer home products end markets.  As a result, based on current market conditions, the slowing U.S. economy could have an adverse impact on Barnes Industrial’s global growth.

Barnes Industrial’s first quarter 2008 operating profit of $20.6 million increased approximately 3 percent from the prior year quarter.  First quarter 2008 operating profit was positively impacted by increased sales within the European and Asian businesses, as well as business-wide productivity improvements from lean enterprise activities.  Results were partially offset by higher employee-related costs and a quarter-over-quarter decline in operating profits at Spectrum Plastics which was sold in the first quarter of 2008.  Barnes Industrial continues to actively manage its exposure to raw material prices and potential supply constraints to help ensure future availability of raw materials at favorable prices.

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Total Company
Revenues - The Company reported net sales of $388.6 million in the first quarter of 2008, an increase of $27.9 million or approximately 8 percent, over the first quarter of 2007.  The sales increase reflected approximately $15.2 million of organic sales growth primarily at Barnes Aerospace.  International sales were favorably impacted by the strength of local currencies, which translated into reported U.S. dollar sales of an additional $15.1 million in 2007.  The sale of Spectrum Plastics resulted in a reduction in sales of $2.4 million as compared to the 2007 period.

	Revenues
	Three months	Three months ended March 31, 2008
	ended		Acquisition/	Foreign
	March 31,	Organic	(Divestiture)	Exchange	Total
(millions)	2007	Growth	Revenues	Impact
Barnes Aerospace	$91.2	$21.1	-	-	$112.3
Barnes Distribution	$139.8	$(5.1)	-	$6.3	$141.0
Barnes Industrial	$129.9	$(0.8)	$(2.4)	$8.8	$135.6
Intersegment	$(0.3)	-	-	-	$(0.3)

Total	$360.7	$15.2	$(2.4)	$15.1	$388.6

Cost of Sales and Selling and Administrative Expenses - Cost of sales increased approximately 9 percent in the first quarter of 2008 compared with the same period in 2007, primarily as a result of higher sales levels.  The increase in cost of sales was slightly higher than the percentage increase in sales and resulted in a slight reduction in gross margin, to approximately 38 percent.  The decrease in gross margin was driven in large part by the shift in the overall sales mix from the higher gross margin distribution business to the lower gross margin aerospace business.

Selling and administrative expenses increased approximately 2 percent in the first quarter of 2008 and at 25.4 percent of sales, decreased by 1.4 percentage points from the same period of 2007.  This decrease was due primarily to productivity improvements through lean enterprise activities in all three business segments and most significantly at Barnes Aerospace.

Operating Income – Operating income of $49.9 million in the first quarter of 2008 increased $6.7 million.  All three business groups contributed to the increase in operating income, with Barnes Aerospace being the greatest contributor due to a significant improvement in results, driven by higher sales.  Operating income margin for the quarter increased to 12.8 percent from 12.0 percent a year ago, primarily due to improvements within Barnes Aerospace and at Barnes Distribution, which realized a considerable improvement in results within North America.

Other Income/Interest Expense – Other expenses, net of other income, increased $1.5 million in the first quarter of 2008, compared to the same period in 2007, primarily as a result of the transaction loss of $1.2 million on the sale of Spectrum Plastics.  Interest expense decreased $1.7 million to $5.3 million in the first quarter of 2008.  The interest expense reduction was principally due to a lower average interest rate, driven in large part by a higher percentage of lower fixed-rate debt in the 2008 period compared to higher variable rate debt in the 2007 period, as well as a decline in variable debt interest rates.

Income Taxes – The Company’s effective tax rate for the first quarter of 2008 was 22.2 percent, compared with 23.4 percent in the first quarter of 2007 and 20.3 percent for the full year 2007.  The increase in the effective tax rate from the full year 2007 rate was driven by improving Barnes

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Distribution results in North America, partially offset by additional earnings from the RSPs in Singapore, a lower-tax jurisdiction.  The tax rate for the full year 2008 is projected to be in line with the first quarter rate which is lower than the initial estimate of 23% to 25% due to stronger growth in lower-tax jurisdictions.

Net Income – Net income for the first quarter was a record at $33.4 million, an increase of 21 percent over last year with diluted EPS of $0.60, an increase of 20 percent.  Diluted EPS growth was adversely affected by an increase of approximately 2 percent in average diluted shares to 56.1 million.

The weighted average diluted share count for the full year 2008 is projected to be in the range of 60 to 61 million.  The Company’s convertible notes affect the total diluted share count depending on the Company’s stock price.  The chart below details the impact the convertible notes have on total diluted shares for a given 2008 stock price as compared to the fourth quarter 2007 level.  The basis for calculating the dilutive effect of convertible notes is the average closing stock price of the last 30 trading days of the quarter; as of December 31, 2007, that price was $31.45.  The average closing stock price for Barnes Group Inc.’s shares during the last 30 trading days of the first quarter of 2008 was $22.79.  Included in the projected full-year diluted share count is approximately 2.2 million shares from the estimated dilutive effect of the convertible notes.

	Number of Shares (in millions)
	Convertible	Convertible
	Notes	Notes Diluted	Changes In
	Diluted Share	Share Effect	Convertible Notes
2008 Stock Price	Effect	As of 4Q 2007	Effect
20.00	0.0	1.9	(1.9)
22.79	0.4	1.9	(1.5)
25.00	0.8	1.9	(1.1)
30.00	1.6	1.9	(0.3)
31.45	1.9	1.9	-
35.00	2.6	1.9	0.7
40.00	3.3	1.9	1.4

Balance Sheet / Cash Flow - Cash was $22.2 million at the end of the quarter.  The debt-to-capitalization ratio was approximately 41 percent, at the low end of the Company’s targeted range of 40 to 45 percent.  The debt-to-EBITDA ratio was 2.37 times versus a total debt covenant of 4.0 times, and allows for additional borrowings of $341.0 million.

Operating activities used $10.5 million of cash flow in the first three months of 2008 compared to providing approximately $0.7 million in 2007.  Compared to the 2007 period, operating cash flows in the 2008 period were lower due to the higher working capital needs resulting from higher sales.

Capital expenditures for the first quarter were approximately $12.1 million.  Depreciation and amortization for first quarter of 2008 were $13.1 million.

Projections for 2008 – Based on current market conditions, management’s projections for 2008 are as follows:
▪	EPS - $2.30 to $2.39 per diluted share; a 31% to 36% increase over reported 2007 results.
▪	Diluted shares – in the range of 60 to 61 million.

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▪
Barnes Aerospace operating margin – 20.0% to 21.0%, up from 18.9% in 2007 and including approximately $2.0 million of expenses related to the Ogden facility expansion.  Recently announced delays of the Boeing 787 have been considered in Barnes Aerospace’s 2008 outlook.

▪	Barnes Distribution operating margin – 6.0% to 8.0%; up from 1.8% in 2007.
▪	Barnes Industrial operating margin – approximately 14.0%, in line with the 2007 level.
▪	Tax rate – approximately 22% to 23%.
▪	Debt-to-capitalization ratio – in the 40% to 45% range.
▪	Capital expenditures – $45 to $50 million, primarily related to investments needed to increase capacity and improve operational efficiency.
▪	Depreciation and amortization – approximately $50 to $54 million.

Barnes Group will conduct a conference call with investors to discuss first quarter results at 8:30 a.m. EDT today, May 2, 2008.  The conference call will consist of brief opening remarks followed by a question and answer session.  A webcast of the live call and an archived replay will be available on the Barnes Group investor relations link at www.barnesgroupinc.com.

Barnes Group Inc. (NYSE:B) is an international aerospace and industrial components manufacturer and full-service distribution company focused on achieving consistent, sustainable, and predictable results.  Founded in 1857, Barnes Group consists of three businesses:  Barnes Aerospace, Barnes Distribution and Barnes Industrial.  More than 6,400 dedicated employees at more than 70 locations worldwide contribute to Barnes Group Inc.’s success.  For more information, visit www.barnesgroupinc.com.

This release may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements are made based upon management’s good faith expectations and beliefs concerning future developments and their potential effect upon the Company and can be identified by the use of words such as “anticipated,” “believe,” “expect,” “plans,” “strategy,” “estimate,” project,” and other words of similar meaning in connection with a discussion of future operating or financial performance.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. The risks and uncertainties, which are described in our periodic filings with the Securities and Exchange Commission, include, among others, uncertainties arising from the behavior of financial markets; future financial performance of the industries or customers that we serve; changes in market demand for our products and services; integration of acquired businesses; changes in raw material prices and availability; our dependence upon revenues and earnings from a small number of significant customers; uninsured claims; and numerous other matters of global, regional or national scale, including those of a political, economic, business, competitive, regulatory and public health nature. The Company assumes no obligation to update our forward-looking statements.

Contact:
Brian D. Koppy – 860.973.2126

###

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2008	2007	% Change

Net sales	$388,568	$360,650	7.7

Cost of sales	239,826	220,917	8.6
Selling and administrative expenses	98,842	96,565	2.4
	338,668	317,482	6.7

Operating income	49,900	43,168	15.6

Operating margin	12.8%	12.0%

Other income	199	242	(17.8)

Interest expense	5,298	6,972	(24.0)
Other expenses (see note)	1,836	340	NM

Income before income taxes	42,965	36,098	19.0

Income taxes	9,534	8,443	12.9
Net income	$33,431	$27,655	20.9

Per common share:
Net income:
Basic	$.62	$.53	17.0
Diluted	.60	.50	20.0
Dividends	.140	.125	12.0

Average common shares outstanding:
Basic	54,127,598	52,574,503	3.0
Diluted	56,087,125	55,188,112	1.6

Note: First quarter 2008 Other expenses includes a $1,215 ($830 after-tax, or $.01 diluted EPS) transaction loss on sale of Spectrum Plastics.
NM Not meaningful

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2008	2007	% Change
		Note 1
Net Sales

Barnes Aerospace	$112,308	$91,192	23.2

Barnes Distribution	140,973	139,767	0.9

Barnes Industrial	135,585	129,949	4.3

Inter-segment sales	(298)	(258)	(15.3)

Total net sales	$388,568	$360,650	7.7

Operating profit

Barnes Aerospace	$22,311	$16,842	32.5

Barnes Distribution	6,967	6,231	11.8

Barnes Industrial	20,624	20,122	2.5

Total operating profit	49,902	43,195	15.5

Interest income	189	188	0.5

Interest expense	(5,298)	(6,972)	(24.0)

Other income (expense), net (note 2)	(1,828)	(313)	NM

Income before income taxes	$42,965	$36,098	19.0

Notes:
1)  Segment information has been adjusted on a retrospective bases to reflect the transfer of the Raymond business from Barnes Distribution  to Barnes Industrial.
2)  Other income (expense) for the three months ended March 31, 2008 includes $1,215 transaction loss on the sale of Spectrum Plastics.
NM Not meaningful

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	March 31,		March 31,
	2008		2007

Cash and cash equivalents	$22,233		$25,032
Accounts receivable	242,742		216,260
Inventories	252,865		199,993
Deferred income taxes	24,639		21,148
Prepaid expenses	19,573		16,095

Total current assets	562,052		478,528

Deferred income taxes	15,127		22,669
Property, plant and equipment, net	239,797		213,241
Goodwill	398,866		358,044
Other intangible assets, net	327,755		270,617
Other assets	62,964		50,557

Total assets	$1,606,561		$1,393,656

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$12,656	$	- -
Accounts payable	142,916		163,454
Accrued liabilities	93,868		93,574
Long-term debt-current	35,605		52,048

Total current liabilities	285,045		309,076

Long-term debt	450,008		396,989
Accrued retirement benefits	109,170		114,161
Other liabilities	47,380		29,994

Stockholders' equity	714,958		543,436

Total liabilities and stockholders' equity	$1,606,561		$1,393,656